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                                                                    Exhibit 23.7

                        CONSENT OF INDEPENDENT AUDITORS

   As independent auditors, we hereby consent to the incorporation by reference in this registration statement on Form S-3 (Amendment No. 1) of our report dated March 29, 1999 on our audits of the consolidated balance sheets of @Entertainment, Inc. and subsidiaries as of December 31, 1997 and 1998 and the related consolidated statements of operations, comprehensive loss, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1998, which report appears in Form 8-K of UnitedGlobalCom, Inc. dated June 28, 1999 and Form 8-K/A-1 of UnitedGlobalCom, Inc. dated July 30, 1999. We also consent to the reference to our firm under the caption "Experts".

/s/ KPMG

Warsaw, Poland

September 16, 1999